                                                                                                                                        Exhibit 21.1

SUBSIDIARIES OF AEHR TEST SYSTEMS

1.	Aehr Test Systems Japan K.K., incorporated in Japan

2.	Aehr Test Systems GmbH, incorporated in Germany